Exhibit 99.1

iShares® S&P GSCI(TM) Commodity-Indexed Trust Scheduled to Move to NYSE Arca

San Francisco - December 10, 2007 - Barclays Global Investors (BGI), one of the world’s largest institutional asset managers, today announced that the NYSE-listed iShares® S&P GSCI(TM) Commodity-Indexed Trust (ticker: GSG) will transfer to the NYSE Arca listing and trading platform on December 27, 2007. No action is needed by shareholders.

NYSE Euronext announced earlier this year its plans to move all ETFs, Exchange Traded Grantor Trusts and Exchange Traded Notes (including all iShares products) trading to NYSE Arca by year end because it believes that offering a single platform for listing and trading will further improve efficiencies and market quality.

Barclays Global Investors International, Inc., an affiliate of Barclays Global Investors, N.A. is the Trust’s sponsor. Barclays Global Investors, N.A. is the Trustee of the Trust.

Contacts for Press:

Lance Berg

415-597-2045

lance.berg@barclaysglobal.com

Christine Hudacko

415-597-2687

christine.hudacko@barclaysglobal.com

All Other US Inquiries:

1-800-iShares (1-800-474-2737)

This information must be accompanied by a current prospectus, which may be obtained by visiting www.ishares.com/misc/prospectus.jhtml. Please read the prospectus carefully before investing.

The iShares® S&P GSCI® Commodity-Indexed Trust (the “Trust) and the iShares® S&P GSCI® Commodity-Indexed Investing Pool (“Investing Pool”), in which the Trust invests all its assets, are each commodity pools as defined in the Commodity Exchange Act and the applicable regulations of the CFTC. The Sponsor of the Trust is Barclays Global Investors International, Inc., (“BGII”), a commodity pool operator (“CPO”) registered with the CFTC. BGII is also the Manager and CPO of the Investing Pool. Barclays Global Fund Advisors (“BGFA”) serves as the commodity trading advisor of the Investing Pool and is registered with the CFTC. Barclays Global Investors Services (“BGIS”), a broker-dealer and NASD member, provides promotional support to the Trust. BGIS and BGFA are subsidiaries of Barclays Global Investors, N.A. (“BGINA”), a national banking association and the Trustee. BGII and BGINA are majority-owned affiliates of Barclays Bank PLC. Neither the Trust nor the Investing Pool is an investment company registered under the Investment Company Act.

Investments in shares of the Trust are speculative and involve a high degree of risk. You could lose all or a substantial portion of your investment in the shares of the Trust. Before making an investment decision, you should carefully consider the risk factors and other information included in the prospectus. The value of the shares of the Trust, which seeks to track the S&P GSCI® Total Return Index (“Index”), depends on the value of CERFs held by the Investing Pool, which are futures contracts on the S&P GSCI® Excess Return Index (“S&P GSCI-ER”), and will fluctuate based on the prices of commodity futures contracts reflected in the S&P GSCI-ER. Commodities markets have historically been extremely volatile. Shares may outperform or underperform the Index.

The price you receive upon the sale of your shares may be less than their NAV. The NAV will fluctuate with changes in the market value of the Investing Pool’s assets, and market supply and demand. Brokerage commissions and fees will reduce returns.

Although shares of the Trust may be bought or sold on the exchange through any brokerage account, shares of the Trust are not redeemable from the Trust except in one or more blocks of 50,000 units called Baskets. Only institutions that become Authorized Participants may purchase or redeem Baskets.

Shares of the Trust may not provide the anticipated benefits of diversification from other asset classes. The lack of an active trading market for the shares may result in losses on your investment at the time of disposition of your shares. The Trust and the Investing Pool have no operating history. Therefore, there is no performance history to serve as a factor for evaluating an investment in the shares.

The iShares S&P GSCI Commodity-Indexed Trust issues shares representing fractional undivided beneficial interests in its net assets. The Trust is registered under the Securities Act of 1933 of the United States but is not registered for distribution, or traded, anywhere outside the United States. Please note that, since the shares of the Trust are expected to reflect the price of commodities, as described more fully in the prospectus, held by the Trust, the market price of the shares will be as unpredictable as the price of those commodities have historically been.

The price received upon the sale of shares of the iShares S&P GSCI Commodity-Indexed Trust , which trade at market price, may be more or less than the value of the commodities represented by them. If an investor sells the shares at a time when no active market for them exists, such lack of an active market will most likely adversely affect the price received for the shares. For a more complete discussion of risk factors relative to the iShares S&P GSCI Commodity-Indexed Trust, carefully read the prospectus.

Following an investment in the iShares S&P GSCI Commodity-Indexed Trust, several factors may have the effect of causing a decline in the prices of the commodities and a corresponding decline in the price of the shares. Among them: (i) a change in economic conditions, such as a recession, can adversely affect the price of the commodities. These commodities are used in a wide range of industrial applications, and an economic downturn could have a negative impact on its demand and, consequently, its price and the price of the iShares; (ii) a significant change in the attitude of speculators and investors towards the commodities. Should the speculative community take a negative view towards the commodities, a decline in world commodities prices could occur, negatively impacting the price of the iShares; (iii) a significant increase in the commodity price hedging activity by commodities producers.

The Trust is not sponsored, endorsed, sold, or promoted by Standard & Poor’s, or any of each of its affiliates. Standard & Poor’s, nor any of each of its affiliates makes any representation regarding the advisability of investing in the Trust.